STOCK PURCHASE AGREEMENT
                           ------------------------


         THIS STOCK PURCHASE AGREEMENT made as of July 15, 1999 (the "Agreement") by and among ELLIGENT CONSULTING GROUP, INC., a Nevada corporation having its principal place of business at 152 West 57th Street, New York, New York 10019 (the "Purchaser"), ELLIGENT CONSULTING SERVICES, INC., a Delaware corporation having its principal place of business at 152 West 57th Street, New York, New York 10019 ("ECS") and ANDREAS TYPALDOS, an individual residing at 40 West 77th Street, New York, New York 10024 (the "Seller"),

                                  WITNESSETH:

         WHEREAS, ECS is engaged in a line of business of interest to Purchaser, and Purchaser desires to acquire ECS;

         WHEREAS, Seller owns all of the Outstanding ECS Common Stock (as hereinafter defined);

         WHEREAS, Seller desires to sell and transfer to Purchaser and Purchaser desires to purchase from Seller the Outstanding ECS Common Stock, at the price, upon the terms and subject to the conditions, representations and warranties stated in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.  Sale of Shares and Payment of Purchase Price
            --------------------------------------------

      1.01. Transfer of ECS Common Stock. On the Closing Date (as defined in Sub-Section 2.01), upon the terms, subject to the conditions and in consideration of the Purchase Price (as defined in Sub-Section 1.02) herein set forth, Seller will sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase and accept from Seller, free and clear of any and all liens, pledges, hypothecations, encumbrances, claims, taxes, charges, agreements, rights, options, warrants or restrictions of any kind, nature or description other than as set forth or provided for in Agreement, all of the Outstanding ECS Common Stock.

      1.02. Amount of Purchase Price. In consideration of and upon the transfer and delivery of the Outstanding ECS Common Stock from Seller to Purchaser at the Closing Date, and subject to the terms and conditions herein contained, Purchaser will deliver to Seller on the Closing Date the sum of ONE DOLLAR ($1.00) (the "Purchase Price").

      1.03. Definitions.

            (a) Business Day. "Business Day" for purposes of this Agreement shall mean any day except Saturday, Sunday or a statutory holiday in the State of New York.

            (b)   [RESERVED]


Section 2.  Closing and Certain Covenants and Conditions Precedent.
----------  -------------------------------------------------------

      2.01. Closing Date; Time; Location. The "Closing Date" as such term is used herein shall mean the date on which the consummation of the sale and purchase of the Outstanding ECS Common Stock shall occur, which date shall be July 30, 1999 or at such other date as the partieshereto shall agree upon. The consummation of the sale and purchase shall occur at 10:00 a.m. (New York Time) on the Closing Date, at the offices of Stairs Dillenbeck Finley & Merle, 330 Madison Avenue, Suite 2900, New York, New York.

      2.02. Further Assurances. At any time and from time to time after the Closing Date, at the request of Purchaser and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Purchaser, and to confirm Purchaser's title to, all of the Outstanding ECS Common Stock.

Section 3.  Representations and Warranties of Seller and ECS.
----------  -------------------------------------------------

      3.01. Representations and Warranties of Seller. Seller and ECS jointly and severally represent and warrant to and agree with Purchaser that:

      (a) Corporate Existence. ECS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to conduct its business and is entitled to carry on its business as now being conducted and to own, lease and operate the properties used in connection therewith as and in the places where the business is now conducted and the properties are owned, leased or operated. ECS is not qualified, licensed or domesticated as a foreign corporation in any jurisdiction, and there is no jurisdiction in which either the business of ECS as presently operated or property owned or leased by ECS makes any such qualification or authorization necessary, except states or jurisdictions where a failure to qualify can subsequently be remedied without penalty, loss of right to enforce a claim or other loss or liability to ECS or Purchaser. The copies of the Certificate of Incorporation and By-Laws of ECS attached hereto as Exhibit 3.01(a)-1 and Exhibit 3.01(a)-2 are true, correct and complete copies thereof as now in full force and effect.

      (b) Subsidiaries. ECS does not own or control, directly or indirectly, any record or beneficial interest in any corporation, association or other business enterprise. ECS is not a participant in any joint venture, partnership or similar arrangement.

      (c)   Capitalization and Voting Rights.

            (i) The total authorized capital stock of ECS consists of 20,000,000 shares of Common Stock, $0.01 par value ("ECS Common Stock"), of which 1,000 shares are, and on the Closing Date will be, duly and validly authorized and issued, fully paid and non-assessable, and free of restrictions on transfer other than restrictions on transfer under federal and state securities laws ("Outstanding ECS Common Stock"). ECS has not authorized any capital stock or other securities other than the ECS Common Stock. ECS has not issued any capital stock or other securities other than the Outstanding ECS Common Stock. Except as described on Schedule 3.01(c)(i), there are no outstanding subscriptions, options, warrants, calls, agreements or other rights (including conversion or pre-emptive rights) to subscribe for, purchase or otherwise acquire from either of Seller or ECS any shares of the Outstanding ECS Common Stock or other securities of ECS.

            (ii) ECS is not a party or subject to any agreement or understanding, and, to the best of the knowledge of Seller, there is no agreement or understanding between any persons and/or entities which affects or relates to voting by a shareholder or director of ECS in such capacity.

      (d) Ownership of Outstanding ECS Common Stock. Seller owns all of the Outstanding ECS Common Stock, free and clear of any and all liens, pledges, hypothecations, rights (including conversion or pre-emptive rights), options, warrants, puts, calls, transfer restrictions (other than restrictions on transfer under federal and state securities laws) and other charges and encumbrances other than as set forth or provided for in this Agreement.

      (e) No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the fulfillment of or compliance with the terms, conditions or provisions thereof
(i) will conflict with or result in a breach of any relevant statute, law, ordinance, rule or regulation applicable to Seller or ECS, or the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of ECS or any mortgage, indenture, lease, agreement, or other instrument, or any permit, concession, grant, franchise, license, judgment, order, or decree to which Seller or ECS is a party or by which any of them is or may be bound, or
(ii) will constitute, with the giving of notice or the passage of time or both, a default by Seller or ECS under any of the foregoing, or (iii) will accelerate the maturity of or otherwise modify any obligation of Seller or ECS under any of the foregoing.

      (f) Authority and Authorization. ECS has all requisite corporate power and authority to enter into, execute and deliver this Agreement. All corporate action on the part of ECS, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of ECS under this Agreement, and the sale and delivery of the Outstanding ECS Common Stock to Purchaser as contemplated in this Agreement has been taken or will be taken prior to the Closing Date, and this Agreement constitutes a valid and legally binding obligation of ECS and of Seller, enforceable in accordance with its terms.

      (g) Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other person is required in connection with the execution and delivery of this Agreement by either of Seller or by ECS, or the consummation of the transactions contemplated by this Agreement.

      (h) Permits. ECS has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of ECS. ECS is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

      (i) Compliance with Laws. ECS has complied in all material respects with all applicable federal, state and local laws, regulations and ordinances affecting its business, including, but not limited to, such laws, regulations and ordinances regarding air or water pollution, other environmental protection, occupational safety and health or equal employment opportunity.

      (j) Financial Statements. Attached hereto as Exhibit 3.01(j)-1 is a true, correct and complete copy of the Balance Sheet of ECS as at December 31, 1998, together with the Statement of Earnings and Retained Earnings and the Statement of Cash Flows and Notes thereto for the 12 month period then ended (hereinafter collectively the "Financial Statements"), all compiled by Edwin T. Brondo, certified public accountant. Attached hereto as Exhibit 3.01(j)-2 are true, correct and complete copies of the Interim Balance Sheet of ECS as at April 30, 1999, together with the Profit and Loss Statement for the four month period then ended (hereinafter collectively the "Interim Financials"). The Financial Statements and the Interim Financials (i) are in accordance with the books and records of ECS (which books and records are true, correct and complete in all material respects and accurately reflect the transactions of the business of
ECS), (ii) are true, correct and complete in all material respects and present fairly the financial condition and results of operations of ECS as at the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and with each other, except that (y) compiled financial statements may not contain all footnotes required by generally accepted accounting principles and (z) the Interim Financials are subject to normal year-end adjustments. ECS maintains, and will continue to maintain through the Closing Date, a standard system of accounting established and administered in accordance with generally accepted accounting principles.

      (k) Absence of Liabilities. ECS does not have any material liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, except as (i) reflected or provided for in the Financial
Statements and the Interim Financials, including the Notes thereto, (ii) incurred since the date thereof in the ordinary course of business, or (iii) set forth on Schedule 3.01(k). ECS is not a guarantor or indemnitor of any indebtedness of any person, firm or corporation.

      (l) Returns and Complaints. ECS has received no customer complaints concerning its products or services, nor has it had its products returned, or had to reperform or otherwise correct its services, that taken together would constitute a material adverse effect on ECS's business or prospects.

      (m) Lawsuits. There is (i) no action, suit, arbitration, governmental investigation, or other legal or administrative proceeding pending or, to the knowledge of Seller, threatened against ECS or against ECS's business or against Seller in any court or before any governmental agency or arbitration tribunal and (ii) no action, suit or arbitration, governmental investigation, or other legal or administrative proceeding pending or, to the knowledge of Seller, threatened against persons other than ECS which, in the case of either (i) or
(ii), if successful, might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs, or prospects of ECS, financial or otherwise, or any change in the current equity ownership of ECS , or which might create or impose a material lien or encumbrance on any of ECS 's assets or properties, or which might give rise to a material liability of ECS or of Seller or might create or impose a material lien or encumbrance on any of the assets or properties of Seller. Neither ECS nor Seller is aware of any basis for any of the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened, or any basis therefor known to ECS or to Seller, involving the validity of this Agreement, or the right of ECS or of Seller to enter into this Agreement, or to consummate the transactions contemplated by this Agreement, or that relate to the prior employment of any of ECS's employees, their use in connection with ECS's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with their former employers. Neither Seller nor ECS is in default with respect to any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. There is no action, suit, proceeding or investigation by or on behalf of ECS currently pending or that ECS intends to initiate before any governmental agency or arbitration tribunal. Seller has no knowledge of any pending legislation, governmental regulation or technological development which would materially and adversely affect the assets, properties or business of ECS. There are no material actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against, nor are there any material unpaid citations, fines or penalties heretofore asserted against, ECS or Seller under any federal, state or local law, ordinance or regulation relating to air or water pollution or other environmental protection matters, or relating to equal employment opportunity or occupational health or safety.

      (n)   Taxes.

            (i) ECS has duly and timely filed with the appropriate government agencies all federal, state and local tax returns and reports, the filing of which was required by the conduct of ECS's business (the "Tax Returns"), and all such returns and reports properly reflected the taxes due for the periods covered thereby. A true, correct and complete copy of the Tax Return for the most recent fiscal period is attached hereto as
                  Exhibit 3.01(n)(i). All income, profits, franchise, sales, employment, property or other taxes and all assessments, interest, penalties or deficiencies, fees and other governmental charges or impositions accrued during the periods covered by the Tax Returns, or due to or claimed to be due by any taxing authority with respect to the periods covered by the Tax Returns, upon ECS or upon or measured by its purchases, sales, payments to employees and others or other business activity, or by its properties, assets, capital stock, surplus or income (hereinafter the "Taxes" or a "Tax"), have been properly accrued or paid, and ECS has not received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Return. No federal or state income tax returns have been audited or otherwise examined and reported on by the relevant taxing authorities. ECS has not consented to the extension of or waived, and has not been asked to consent to the extension of or to waive, any law or regulation fixing any period of time for assessment of any Tax.

            (ii) The Balance Sheets contained in the Financial Statements accurately reflect (A) the amount of Taxes unpaid as of such date with respect to the operations of ECS for the respective  fiscal years then ended,
                  (B) all taxes payable and/or all tax credits arising from the taxable income of ECS and (C) the amount of Taxes and interest and penalties relevant thereto in respect of periods subsequent to the date of such Balance Sheet for the period then ended.

            (iii) Proper and  accurate  amounts have been or will be withheld by
                  ECS from employees for all periods ending on or prior to the Closing Date in full and complete compliance with the tax withholding provisions of all applicable federal, state and local laws dealing with such matters.

            (iv) Proper and accurate federal, state and local tax returns have been or will be filed by ECS for all periods ending on or prior to the Closing Date for which returns were due with respect to employee income tax withholding and social security and unemployment taxes, and the amounts shown or to be shown on such returns to be due and payable have been, or will be on or prior to the Closing Date, paid in full.

            (v) Proper and accurate state and local tax returns have been or will be filed by ECS for all periods ending on or prior to the Closing Date for which returns were due with respect to sales and use taxes, and the amounts shown or to be shown on such returns to be due and payable have been, or will be on or prior to the Closing Date, paid in full.

      (o) Receivables. The trade accounts receivable of ECS , whether shown on the Balance Sheets as part of the Financial Statements and the Interim Financials or thereafter acquired, are valid, collectible, genuine and subsisting, arose out of bona fide sales and deliveries of goods or the
performance  of  services,  and  are  subject  to  no  defenses,   set-offs,  or
counterclaims, except to the extent reflected as an allowance for doubtful accounts which allowance is reasonable and appropriate on the basis of ECS's prior experience. Such trade accounts receivable are not subject to any lien or encumbrance.

     (p) Absence of Changes. Since December 31, 1998, ECS has not:

        (i) undergone any adverse change in its condition (financial or other), properties, assets, liabilities, business or operations other than changes in the ordinary course of business;

        (ii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed, directly or indirectly, any shares of its capital stock or made any payment of any kind to or for the benefit of any stockholder or any affiliate of any stockholder;

        (iii) issued or sold or solicited the sale of any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

        (iv) incurred any material indebtedness for borrowed money (except temporary short term borrowings in the ordinary course of business) or issued or sold any material amount of debt securities;

        (v) mortgaged, pledged or subjected to any material lien, lease, security interest, charge or encumbrance any of its properties or assets, tangible or intangible, except (A) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings, (B) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, and (C) encumbrances, easements and security interests which do not materially detract from the value or interfere with the use of the properties affected thereby;

        (vi) acquired or disposed of any assets or properties of material value except in the ordinary course of business;

        (vii) forgiven or canceled any debts or claims, or waived any rights in excess of $10,000;

        (viii) entered into any material transaction except in the ordinary course of business;

        (ix) granted to any officer or salaried employee or any class of other employees any material increase in compensation in any form (other than ordinary merit increases or increases called for by existing agreements) or any severance or termination pay (other than in minor amounts), or entered into any written employment agreement with any person;

        (x)     adopted or  amended in any  respect  any  collective  bargaining agreement, or adopted or amended any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

        (xi)    participated    in   any   plan   of   merger,    consolidation,
                reclassification, recapitalization or other reorganization or any contribution to capital;

        (xii) sold, assigned or transferred any interest in any trademarks, service marks, trade names or copyrights;

        (xiii)  made  or  permitted   any  amendment  to  its   Certificate   of
                Incorporation or By-Laws;

        (xiv) made or permitted any amendment to or termination of any material contract, agreement or license to which it is a party otherwise than in the ordinary course of business;

        (xv) suffered any damage, destruction or loss (whether or not covered by insurance) which materially and adversely affects the condition (financial or other), properties, assets, business or operations of ECS;

        (xvi) suffered any strike or other labor trouble or become aware that any strike or other labor trouble is threatened which might materially disrupt the operation of ECS's business;

        (xvii)  suffered the loss of any director or officer of ECS;

        (xviii) suffered a loss of customers that materially and adversely affects ECS; or

        (xix) incurred any material liability or obligation (whether absolute, accrued or contingent) other than in the ordinary course of business.

      (q) Employees and Consultants. Attached hereto as Schedule 3.01(q)-1 is a complete and accurate list showing all persons employed by, and all consultants engaged by, ECS during calendar year 1998 whose annual compensation or fees exceeded $30,000 for such period. Such list shows (i) the name, position and/or company, and location of such persons, (ii) the current annual rate of compensation (including bonuses) or fees payable to such persons, and (iii) the corporate credit cards issued to such persons. Attached hereto as Exhibit 3.01(q)-2 are true, correct and complete copies (or a description in the case of an oral agreement) of all employment agreements and consulting agreements presently in effect with respect to persons employed by, and consultants engaged by, ECS whose compensation or fees for calendar year 1999 are expected to exceed $10,000.

      (r) Absence of Certain Commercial Practices. Neither Seller nor, to the knowledge of Seller, any officer, employee or agent of ECS or any person acting on behalf of any of the foregoing, has since January 1, 1998, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of ECS or assist ECS in connection with any actual or proposed transaction, which, if not given in the past, might have had a material adverse effect on the business of ECS, or which, if not continued in the future, might materially and adversely affect the business of ECS or which might subject ECS to any material liability, or penalty in any private or governmental litigation or proceeding.

      (s) Officers and Directors. Attached hereto as Schedule 3.01(s) is a complete and accurate list of the officers and directors of ECS.

      (t) Bank Accounts, etc. Schedule 3.01(t) attached hereto contains a complete and accurate list showing (i) the name and address of each bank in which ECS has an account, line of credit or other borrowing facility, or safe deposit box and the name of each person authorized to draw thereon or have the access thereto, and (ii) the name and address of each person holding a power of attorney on behalf of ECS.

      (u) Contracts. Attached hereto as Schedule 3.01(u) is a true, correct and complete list and description as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, to which ECS is a party or by which any of its properties (whether owned or leased) is bound as of the date hereof: (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money in an amount greater than $30,000; (ii) employment and consulting agreements which are not cancelable by ECS without penalty on 30 or fewer days' notice; (iii) collective bargaining agreements; (iv) bonus, profit sharing, compensation, stockholders, stock transfer, stock option, stock purchase, pension, retirement, deferred compensation, insurance or other similar plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (v) sales agency, manufacturers representative or distributorship agreements which are not cancelable by ECS without penalty on 30 or fewer days' notice; (vi) agreements, orders or commitments for the purchase by ECS of services, raw materials, supplies or finished goods in excess of $30,000 for any one agreement, order or commitment (it being warranted that the commitment for all such agreements, orders and commitments does not exceed $100,000 in the aggregate); (vii) agreements, orders or commitments for the sale by ECS of its products or services in excess of $30,000 for any one agreement; (viii) licenses of patent, trademark and other industrial property rights; (ix) agreements or commitments for capital expenditures in excess of $30,000 for any single project (it being warranted that the commitment for all such agreements or commitments does not exceed $100,000 in the aggregate for all projects); (x) brokerage or finder's agreements which are not cancelable without penalty on 30 or fewer days' notice; (xi) agreements or instruments relating to the extension of credit not in the ordinary course of business which are not cancelable without penalty on 30 or fewer days' notice; and (xii) other agreements contracts and commitments which in any case involve payments or receipts of more than $30,000. Such agreements, contracts and commitments are in full force and effect and, to the knowledge of Seller, with regard to third parties, all parties to such agreements, contracts and commitments have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect.

      (v) Absence of Breach. There has not been a breach or any default in any obligation to be performed by ECS under any material contract, agreement or other instrument to which ECS is a party, and ECS has not waived any substantial right under any such contract, agreement or instrument.

      (w) Related-Party Transactions. No shareholder, employee, officer, or director of ECS or member of his or her immediate family is indebted to ECS, nor is ECS indebted (or committed to make loans or extend or guarantee credit) to any of them, nor has any such person guaranteed any obligation of ECS except as indicated on Schedule 3.01(w) attached hereto. To the best of the knowledge of Seller, none of such persons has any direct or indirect ownership interest in any firm or corporation with which ECS is affiliated or with which ECS has a business relationship, or any firm or corporation that competes with ECS, except that (i) shareholders, employees, officers, or directors of ECS and members of their immediate families may own stock in publicly traded companies that may compete with ECS and (ii) as indicated on Schedule 3.01(w). No member of the immediate family of any shareholder, officer or director of ECS is directly or indirectly interested in any material contract with ECS .

      (x) Insurance. Schedule 3.01(x) attached hereto contains a complete and accurate list and description for ECS of all its insurance policies and bonding arrangements. All such policies and arrangements are in full force and effect, and all premiums due thereon have been paid. Except as set forth in Schedule 3.01(x), each of such insurance policies is owned solely by ECS. All insurable properties of ECS are insured for its benefit under valid and enforceable policies in reasonably sufficient amounts issued by insurers of recognized responsibility.

      (y) Intellectual Property. Schedule 3.01(y) attached hereto contains a true, correct and complete list of all trademarks, service marks, trade names, patents and copyrights owned by or licensed to ECS. ECS owns or has the right to use, free and clear of any payment or encumbrance, all trademarks (whether registered or unregistered), service marks, trade names, patents, copyrights, trade secrets, information, proprietary rights, processes, designs, formulas, customer lists and other industrial and intellectual property rights necessary for its business as now conducted, without any conflict with or infringement of the rights of others, except as otherwise shown on Schedule 3.01(y). Seller has no knowledge of any claim or demand of any person pertaining to, or any proceedings which have been instituted or are pending or threatened which challenge, the right of ECS in respect of any such trademark, service mark, trade name, patent, copyright, trade secrets, information, proprietary rights, processes, designs, formulas, customer lists and other industrial and intellectual property rights. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is ECS bound by or a party to any options, licenses or agreements of any kind with respect to the trademarks (whether registered or unregistered), service marks, trade names, patents, copyrights, trade secrets, information, proprietary rights, processes, designs, formulas, customer lists and other industrial and intellectual property rights of any other person or entity other than as indicated on Schedule 3.01(y). ECS has not received any communications (written or oral) alleging that ECS has violated any of the trademarks (whether registered or unregistered), service marks, trade names, patents, copyrights, trade secrets, information, proprietary rights, processes, designs, formulas, customer lists and other industrial and intellectual property rights of any other person or entity. ECS is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgement, decree or other of any court or administrative agency that would interfere with the use of his or her best efforts to promote the interests of ECS. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the fulfillment of or compliance with the terms, conditions or provisions thereof nor the carrying on of ECS's business by the employees of ECS, will, to the best of the knowledge of Seller, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Seller does not believe it is or will be necessary to utilize any inventions of any of ECS's employees (or people it currently intends to hire) made prior to their employment by ECS.

      (z) Books and Records. The books and records of ECS fairly reflect the transactions to which ECS is or was a party or by which its properties are or were bound, and such books and records are and have been properly kept and maintained in accordance with generally accepted accounting principles consistently applied. All of the minutes and other corporate records of ECS requested by Purchaser to have been exhibited will have been exhibited by the third Business Day prior to the Closing Date. The minute books, stock records and other corporate records of ECS are and, at the time they are exhibited to Purchaser pursuant to this Sub-Section 3.01(z), will be complete, accurate and current.

      (aa) Disclosure. No representation or warranty by Seller or by ECS hereunder and no list, certificate, document, books, record, Exhibit or Schedule furnished or to be furnished pursuant hereto or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

      3.02. Continuation of Representations and Warranties of Seller and ECS. All of the representations and warranties of Seller and ECS contained herein shall be true in all respects on and as of the Closing Date and, notwithstanding any investigation at any time made by or on behalf of Purchaser, all such representations and warranties shall survive the Closing Date and remain in full force and effect (regardless of what investigations or verifications may be made by Purchaser or any of its agents or representatives) until the first anniversary of the Closing Date; provided, however, that the representation and warranty set forth in Sub-Section 3.01(n) shall survive for so long as any Tax Return remains open and until the sixtieth day following expiration of the statute of limitations (including extensions thereof) provided by Section 6501 of the Internal Revenue Code of 1986, as amended, or the tax liability of ECS is subject to adjustment by governmental authorities (federal, state or local) for any tax period of ECS through the Closing Date, whichever is longer.

Section 4.  Representations and Warranties of Purchaser
----------  -------------------------------------------

      4.01. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants to and agrees with the Seller and ECS that:

      (a) Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to conduct its business as now being conducted. The copies of the Certificate of Incorporation and By-Laws of Purchaser attached hereto as Exhibit 4.01(a)-1 and Exhibit 4.01(a)-2 are true, correct and complete copies thereof as now in full force and effect.

      (b) Authority. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and has taken all necessary action to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the provisions hereof. This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms.

      (c) No Conflict. Neither the execution and the delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms, conditions or provisions hereof (i) will conflict with or result in a breach of any relevant statute, law, ordinance, rule or regulation applicable to Purchaser, or the terms, conditions or provisions of the Certificate of Incorporation or the By-Laws of Purchaser or any mortgage, indenture, lease, agreement, or other instrument, or any permit, concession, grant, franchise, license, judgment, order, or decree to which Purchaser is a party or by which it is or may be bound, or (ii) will constitute, with the giving of notice or the passage of time or both, a default under any of the foregoing, or (iii) will accelerate the maturity of or otherwise modify any obligation of Purchaser under any of the foregoing.

      (d) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority or any other person is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation of the transactions contemplated hereby except for filings under applicable securities laws.

      4.02. Continuation of Representations and Warranties of Purchaser. All of the representations and warranties by Purchaser contained herein shall terminate upon the payment of the Purchase Price to Seller on the Closing Date and shall be of no further force or effect whatsoever.

Section 5.  Covenants of Seller and ECS
----------  ---------------------------

      5.01. Covenants of Seller and ECS. Seller and ECS hereby covenant and agree with Purchaser that:

      (a) Continuance of Business. From the date hereof and through the Closing Date, Seller will cause ECS:

            (i) to carry on the business of ECS in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore, and, to the extent consistent with such business, Seller will exercise his best efforts to preserve intact ECS's present business organization, to keep available the services of ECS's present officers and employees, and to preserve ECS's relationships with customers, suppliers and others having business dealings with ECS to the end that its goodwill and going business shall be conducted on substantially the same basis at the Closing Date as at the date hereof and heretofore;

            (ii) to maintain all its material structures, equipment and other tangible personal property in good repair, order and condition, except for depletion, depreciation, ordinary wear and tear and casualty losses;

            (iii) to keep in full  force  and  effect  insurance  comparable  in amount and scope of coverage to insurance now carried by it;

            (iv) to perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

            (v) to maintain its books of account and records in the usual, regular and ordinary manner;

            (vi) to comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its business;

            (vii) not to amend its  Certificate of  Incorporation  or By-Laws or any other documents of charter, franchise or organization, except for amendments which may be necessary in order to carry on the business of ECS or to consummate the transaction contemplated by this Agreement, provided that the documents, certificates and authorizing resolutions for such amendments are submitted to Purchaser within two (2) days after the approval thereof by the Board of Directors of ECS;

            (viii)not to enter into or assume outside of the ordinary  course of its business any agreement, contract or commitment except with the prior written consent of the Purchaser;

            (ix) not to merge or consolidate with, or agree to merge or consolidate with, or to purchase substantially all of the assets of, or otherwise to acquire any business or any corporation, partnership, association or other business organization or division thereof;

            (x) not to take or permit to be taken any action which is represented and warranted in clauses (ii) through (xiv) and
                  (xix) of Sub-Section 3.01(p) not to have been taken since December 31, 1998; and

            (xi) promptly to advise Purchaser in writing of any material and adverse change in the financial condition, operations or business of ECS.

      (b) Access To Information. From and after the date hereof Seller will cause ECS to give to Purchaser and its representatives, accountants and agents full access during normal business hours to the properties, books, records, contracts and commitments relating to ECS, including full access to the officers and employees of ECS and, if requested, full opportunity to conduct a physical inventory of ECS and an audit of its operations and financial statements, and will furnish all such information and documents relating to ECS as Purchaser may reasonably request and permit Purchaser and its representatives, accountants and agents to make copies and abstracts thereof. If the contemplated transactions do not close, Purchaser will deliver to ECS all originals and copies of documents, work papers and other material obtained from ECS relating to ECS and the contemplated transactions, whether obtained before or after the date hereof, and will promptly destroy all documents based on material obtained from ECS. Purchaser will use its best efforts to have all such material kept confidential. Furthermore, Purchaser will hold all proprietary information obtained with respect to ECS and its products, processes and operations in confidence and will not use such information or disclose the same to others except as permitted by ECS.

      (c) Consents. Seller will obtain or cause ECS to obtain the consent or approval of each person or authority whose consent or approval may be required in order to permit Seller and Purchaser to consummate the transactions contemplated hereby.

      (d) Supplements. From time to time prior to the Closing Date, Seller shall deliver or cause ECS to deliver to Purchaser supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made herein on the part of Seller or any information contained in the Schedules and Exhibits to this Agreement then materially inaccurate or incomplete.

Section 6.  Covenants of Purchaser
----------  ----------------------

      6.01. Covenants of Purchaser.

      (a) Stock Options. Purchaser hereby covenants and agrees with Seller that from the Closing Date key employees of ECS shall be entitled to participate in any stock option program of Purchaser to the same extent and under the same terms and conditions as employees of similar rank and responsibility of Purchaser.

      (b) Board of ECS. Purchaser hereby covenants and agrees with Seller that from the Closing Date, Seller, Edwin Brondo, and Lloyd Rochford shall be elected to the Board of Directors of ECS.

Section 7.  Conditions to Closing
----------  ---------------------

      7.01. Conditions to Closing by the Parties. The obligations of Seller and Purchaser to consummate the transactions contemplated hereby are, at the option of either Seller or Purchaser, subject to the fulfillment of the condition that on or before the Closing Date there shall not be pending or threatened any action, proceeding or investigation for any injunction, writ, preliminary restraining order or any order of any nature issued by any court or governmental agency of competent jurisdiction directing that the transactions contemplated by this Agreement or any of them not be consummated; nor shall any such injunction, writ, preliminary restraining order or such other order have been issued and be in effect.

      7.02. Conditions to Closing by Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are, at the option of Purchaser, subject to the fulfillment of each of the conditions that on or before the Closing Date:

      (a) Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Purchaser, and such counsel shall have received all documents, instruments or copies thereof, certified if requested.

      (b) Compliance. Seller and ECS shall have performed and complied with all agreements, covenants and conditions required by this Agreement to have been performed or complied with prior to or at the Closing Date and Purchaser shall receive a certificate signed by Seller and ECS to such effect.

      (c) Consents. Seller and ECS shall have obtained all approvals or consents of other persons required to consummate the transactions contemplated hereby, including but not limited to any consents required from banks to continue in place a line of credit or other borrowing facility notwithstanding a change in control of ECS.

      (d) Accuracy of Representations and Warranties. The representations and warranties made by Seller and ECS contained in this Agreement or in any financial statement, Schedule or Exhibit hereto or document delivered to Purchaser in connection herewith shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Seller and ECS shall have delivered to Purchaser a certificate to such effect.

      (e) Absence of Errors. Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made hereunder by Seller.

      (f) Absence of Change. Since the date hereof, there shall not have occurred any material adverse change in the financial condition, assets, liabilities or business of ECS.

      (g) Absence of Loss. Prior to the Closing Date, ECS shall not have sustained a loss on account of fire, flood, accident or other casualty which materially and adversely affects the business or properties and assets of ECS regardless of whether or not such loss shall have been insured. No insured casualty loss shall be deemed material for purposes hereof unless it causes or may reasonably be expected to cause a materially adverse interruption of the operations of ECS.

      7.03. Conditions to Closing by Seller. The obligations of Seller to consummate the transactions contemplated hereby are, at the option of Seller, subject to the fulfillment of each of the conditions that on or before the Closing Date:

      (a) Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Seller and such counsel shall have received all documents, instruments or copies thereof, certified if requested, as may be reasonably requested.

      (b) Compliance. Purchaser shall have performed and complied with all agreements, covenants and conditions required in this Agreement to have been performed or complied with prior to or at the Closing Date, and Seller shall receive a certificate signed by a duly authorized officer of Purchaser to such effect.

      (c) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser shall be correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate, signed by a duly authorized officer of Purchaser, to such effect.

      (d) Absence of Errors. Seller shall not have discovered any material error, misstatement or omission in the representations and warranties made hereunder by Purchaser.


      (e) Consents. Seller shall have obtained all approvals or consents of other persons required to consummate the transactions contemplated hereby.

Section 8.  Indemnification  by Seller and ECS. Seller and ECS shall jointly and
----------  ---------------  ------------------
severally indemnify and hold Purchaser and each of its affiliates, officers and directors harmless against and in respect of any and all damages, losses, costs or expenses (including reasonable attorneys' fees and expenses) resulting from any claim asserting a breach of any representation or warranty or nonfulfillment of any agreement, covenant or obligation on the part of Seller or ECS contained or provided for in this Agreement or in any instrument, certificate, Exhibit, Schedule or opinion furnished or to be furnished pursuant hereto or in connection with any of the transactions contemplated hereby. Seller and ECS agree to notify Purchaser promptly in writing of any matter which reasonably might give rise to a claim of indemnification hereunder. Seller hereby waives any right he may have for contribution from ECS to the satisfaction of any claim for indemnification under this Agreement.

Section 9.  Miscellaneous
----------  -------------

      9.01. Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all fees of its counsel or accountants, whether or not such transactions shall be consummated.

      9.02. No Finders. Each party to this Agreement will indemnify and hold harmless the other parties against and in respect of any claims for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings claimed to have been made by such party with any third party. Each party to this Agreement represents and warrants that it has not dealt with and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim in connection with the making or negotiation of this Agreement or the transactions contemplated hereby.

      9.03. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement, at any time prior to the Closing Date, may be terminated: (a) by the mutual written consent of Seller and Purchaser; (b) by Purchaser if any of the conditions set forth in Sub-Sections 7.01 or 7.02 shall not have been fulfilled or waived by the Closing Date; (c) by Purchaser if any default under or breach of any agreement or condition of Seller or ECS shall have occurred and shall not have been cured or waived by the Closing Date; (d) by Seller if any or the conditions set forth in Sub-Sections 7.01 or 7.03 shall not have been fulfilled by the Closing Date; or (e) by Seller if any default under or breach of any agreement or condition of Purchaser shall have occurred and shall not have been cured or waived by the Closing Date. Any termination shall be without liability on the part of any party other than a termination under clause (c) or (e) of this Sub-Section 9.03.

      9.04. Defense of Indemnified Claims. In the event that any claim shall be asserted by any third party against Purchaser which could involve the operation of the indemnity provision of this Agreement, Seller and ECS shall be notified of such claim forthwith and shall be given a reasonable opportunity to defend or participate in the original defense against such claim at their own expense; provided that they proceed in good faith, expeditiously and diligently. In connection therewith, the party which may seek indemnity shall cooperate fully to make available to Seller and ECS all pertinent information under its control relating thereto. No determination shall be made pursuant to Section 8 with respect to any such claim for which indemnity is sought thereunder while a defense against said claim is being made until the resolution of said claim by a final judgment, decision or settlement.

      9.05. Records. Seller and Purchaser each agree that after the Closing Date Seller will transfer to Purchaser any and all books or records relating to ECS or its properties or business.

      9.06. Assignments. This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any third party, except with the written consent of the others;

provided, however, that Purchaser may assign and/or delegate its rights and obligations hereunder to any other person, partnership or corporation controlling, controlled by or under common control with Purchaser, if such assignee shall assume and agree to be bound by the obligations of Purchaser hereunder; provided further, that no such assignment will relieve Purchaser of any of its obligations hereunder. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any person, other than parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

      9.07. Notices. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to another if in writing and delivered personally or sent by prepaid registered or certified mail, return receipt requested, to the respective party or parties at the following addresses:


      (a)   If to Purchaser:    Elligent Consulting Group, Inc.
                                152 West 57th Street
                                New York, New York 10019
                                Telefax No.: (212) 765-2924
                                Attention: Andreas Typaldos

            with a copy to:     Stairs Dillenbeck Finley & Merle
                                330 Madison Avenue, Suite 2900
                                New York, New York  10017-5090
                                Telefax No.:  (212) 687-3523
                                Attn.:  Stanley T. Stairs, Esq.

      (b)   If to ECS :         Elligent Consulting Services, Inc.
                                152 West 57th Street
                                New York, New York 10019
                                Telefax No.: (212) 765-2924
                                Attention: Andreas Typaldos

      (c)   If to Seller:       Mr. Andreas Typaldos
                                40 West 77th Street
                                Apt. PH-W
                                New York, New York 10024
                                Telefax No.: (212) 501-0730

or to such other address as any party may designate for itself by notice to the other parties given in accordance with hereto in accordance with this Sub-Section 9.07. Any such notice shall be deemed to be delivered, given, and received (x) as of the date so delivered, if delivered personally, (y) as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, or (z) if transmitted by facsimile at the opening of business in the office of the addressee on the Business Day next following the transmission thereof.

      9.08. Entire Agreement, etc. This instrument contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior oral or written agreements and understandings. No amendment or modification of this Agreement will be effective unless reduced to writing and signed by all the parties hereto. The Schedules and Exhibits attached hereto shall constitute part of this Agreement. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements to be performed wholly within said State. This Agreement may be executed in two or more counterparts by the several parties hereto, but all of which will together constitute one and the same instrument. In the event any provision of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

      9.09. Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto.

      9.10. Captions. The captions in this Agreement are used for convenience only and are not intended in any way to affect the interpretation or construction of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement as of the date and year first above written.

ELLIGENT CONSULTING GROUP, INC.


By: __________________________________       _________________________________
                                             ANDREAS TYPALDOS, individually




ELLIGENT CONSULTING SERVICES, INC.


By: _____________________________________